Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1 TO

PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into as of January 30, 2024, by and among Fidelity National Information Services, Inc., a Georgia corporation (“Seller”), New Boost Holdco, LLC, a Delaware limited liability company (the “Purchased Entity”), GTCR W Aggregator LP, a Delaware limited partnership (“Purchaser”), GTCR W Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Purchaser (“Bank Debt Merger Sub”), and GTCR W-2 Merger Sub LLC, a Delaware limited liability company and an Affiliate of Purchaser (“Bond Debt Merger Sub” and, together with Bank Debt Merger Sub, the “Debt Merger Subs”, and the Debt Merger Subs, together with Seller, Purchaser and the Purchased Entity, the “Parties”).

WHEREAS, the Parties are parties to that certain Purchase and Sale Agreement, dated as of July 5, 2023 (as amended or modified from time to time in accordance with its terms, the “Purchase Agreement”); and

WHEREAS, in accordance with the terms and conditions of the Purchase Agreement, the Parties now wish to amend the Purchase Agreement in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each Party, the Parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Purchase Agreement.

Section 2. Amendments to the Purchase Agreement.

(a) Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety by Annex A hereto.

(b) Section 1.1 of the Purchase Agreement is hereby amended by adding the following definitions in their appropriate alphabetical locations:

(i) ““Closing Enterprise Value” means $17,500,000,000.”

(ii) ““Loan Proceeds Amount” means $8,623,228,553.”

(iii) ““NewCo Guarantor Parent” means a to be formed Delaware limited liability company and a wholly-owned Subsidiary of the Purchased Entity.”

(c) The definition of “Adjustment Amount” in Section 1.1 of the Purchase Agreement is hereby amended by:

(i) adding the following words at the end of such definition: “, as the foregoing may be adjusted pursuant to Section 1.1(m) of the Seller Disclosure Schedules”.

(d) The definition of “Aggregate Equity-Funded Cash Consideration” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(i) ““Aggregate Equity-Funded Cash Consideration” means, in cash denominated in Dollars: (a) the Purchaser Initial Percentage multiplied by (b) the difference between (i) the Closing Enterprise Value and (ii) the Loan Proceeds Amount.”

(e) The definition of “Loan Amount” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(i) ““Loan Amount” means an amount equal to $8,652,001,000.”

(f) The definition of “Closing Cash Shortfall” in Section 1.1 of the Purchase Agreement is hereby amended by:

(i) replacing the words “12:01 a.m. (Eastern Time) on the Closing Date” with the words “the Effective Time”;

(ii) replacing clause (c) of the first sentence of such definition with the following: “(c) the amount of the Total Settlement Adjustment (as such term is set forth on and calculated in accordance with row 33 of the Cash Amounts Principles, as modified by Section 1.1(d)-I of the Seller Disclosure Schedules) is at least equal to zero”; and

(iii) replacing the last sentence of such definition with the following: “In the event of a discrepancy or conflict between the terms of this Agreement and the Cash Amounts Principles, the Cash Amounts Principles (as modified by Section 1.1(d)-I of the Seller Disclosure Schedules) shall control.”

(g) The definition of “Closing Funded Debt” in Section 1.1 of the Purchase Agreement is hereby amended by replacing the words “12:01 a.m. (Eastern Time) on the Closing Date” with the words “the Effective Time”.

(h) The definition of “Closing Working Capital” in Section 1.1 of the Purchase Agreement is hereby amended by replacing the words “12:01 a.m. (Eastern Time) on the Closing Date” with the words “the Effective Time”.

(i) The definition of “Excluded Assets” in Section 1.1 of the Purchase Agreement is hereby amended by:

(i) replacing the words “12:01 a.m. (Eastern Time) on the Closing Date and through the Closing” in prong (m)(i) of such definition with the words “the Effective Time”.

(ii) replacing the words “12:01 a.m. (Eastern Time) on the Closing Date” in the last paragraph of such definition with the words “the Effective Time”.

(j) The definition of “Transferred Assets” in Section 1.1 of the Purchase Agreement is hereby amended by replacing the words “12:01 a.m. (Eastern Time) on the Closing Date” in the antepenultimate paragraph of such definition with the words “the Effective Time”

(k) The definition of “NewCo Guarantor” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(i) ““NewCo Guarantor” means a to be formed Delaware limited liability company and a wholly-owned Subsidiary of NewCo Guarantor Parent.”

(l) The definition of “Required Debt Proceeds Amount” in Section 1.1 of the Purchase Agreement is hereby amended by replacing the words “Loan Amount” with the words “Loan Proceeds Amount”.

(m) Section 1.2 of the Purchase Agreement is hereby amended by deleting the following terms and their corresponding section reference in their appropriate alphabetical locations:

(i) Deferred Compensation Participants.

(ii) Purchased Entity Deferred Compensation Plans.

(iii) Seller Deferred Compensation Plans.

(n) Section 1.2 of the Purchase Agreement is hereby amended by adding the following terms and their corresponding section reference in their appropriate alphabetical locations:

(i) Effective Time 2.9

(ii) Guarantee Period 5.9

(iii) Skipify 5.21

(iv) Seller Deferred Compensation Plan 6.7

(o) Section 2.2(a)(i)(x) of the Purchase Agreement is hereby amended by replacing the words “euro-denominated” with the words “non-U.S.-denominated”.

(p) Section 2.2(b) of the Purchase Agreement is hereby amended by replacing all instances of the words “Loan Amount” with the words “Loan Proceeds Amount”.

(q) Section 2.3 of the Purchase Agreement is hereby amended by replacing the words “Loan Amount” with the words “Loan Proceeds Amount”.

(r) Section 2.4 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(i) “Debt-Financed Distribution. Subject to the terms and conditions of this Agreement, at the Closing, following the Debt Mergers, (a) NewCo Borrower shall, and Seller shall cause NewCo Borrower to, distribute the Required Debt Proceeds Amount to NewCo Guarantor, (b) NewCo Guarantor shall, and Seller shall cause NewCo Guarantor to, following receipt of such amount, distribute the Required Debt Proceeds Amount to NewCo Guarantor Parent, (c) NewCo Guarantor Parent shall, and Seller shall cause NewCo Guarantor Parent to, following receipt of such amount, distribute the Required Debt Proceeds Amount to the Purchased Entity, and (d) the Purchased Entity shall, following receipt of such amount, distribute the Required Debt Proceeds Amount to Seller and its Affiliates who hold Class A Units and Class B Units in the Purchased Entity, pro rata in accordance with ownership of such equity interests (the “Debt- Financed Distribution”).”

(s) Section 2.9 of the Purchase Agreement is hereby amended by replacing the last sentence with the following sentence:

(i) “Notwithstanding anything to the contrary in this Agreement, or any actions effected on the Closing Date but prior to such time, the effective time of the Sale shall be 11:59 P.M. (Eastern Time) on the Closing Date (the “Effective Time”).”

(t) Section 5.2(d) of the Purchase Agreement is hereby amended by replacing the entirety of the Section 5.2(d) with “[Reserved].”

(u) Section 5.6(a) of the Purchase Agreement is hereby amended by replacing all instances of the words “12:01 a.m. (Eastern Time) on the Closing Date” with the words “the Effective Time”.

(v) Section 5.9 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(i) “Financial Obligations. From the Closing Date until the earlier of the expiration or termination of the Transition Services Agreement (such period, the “Guarantee Period”), Seller shall and shall cause its Affiliates to maintain and keep in place for the benefit of the Purchased Entity or its Subsidiaries any letters of credit, surety bonds, guarantees, advance payment guarantees, and other obligations issued for the benefit or for the account of the Purchased Entity or its Subsidiaries that are in effect as of the Closing Date and were entered into by or on behalf of Seller or any of its Affiliates (other than the Purchased Entity (and Subsidiaries thereof)) in connection with or relating to the Business, the Transferred Assets or the Assumed Liabilities (together, including those that are set forth on Section 5.9 of the Seller Disclosure Schedule, the “Guarantees”). In the event that Seller or any of its Affiliates becomes aware of the existence of a Guarantee that is not otherwise set forth on Section 5.9 of the Disclosure Schedule during the Guarantee Period, Seller agrees to promptly provide, or to cause such applicable Affiliate to promptly provide, written notice to the Purchased Entity of such Guarantee’s existence. From and after the Closing, the Purchased Entity shall use reasonable best efforts to arrange for substitute letters of credit, surety bonds, guarantees, advance payment guarantees or other obligations issued by or for the account of the Purchased Entity or its Subsidiaries to replace the Guarantees and to cause the Purchased Entity or its Subsidiaries, as applicable, to assume all obligations underlying each Guarantee, in each case effective as of the expiration of the Guarantee Period, it being understood that if such substitution, replacement and assumption has not occurred with respect to any Guarantee as of the expiration of the Guarantee Period, the Purchased Entity shall continue to use such reasonable best efforts to effect such substitution, replacement and assumption as soon as possible thereafter. Seller shall reasonably consult with the Purchased Entity as requested by the Purchased Entity in relation to the Purchased Entity’s efforts to substitute and replace, and assume the obligations underlying, the Guarantees. The Purchased Entity agrees that to the extent Seller or any of its Affiliates incurs any out-of-pocket cost or expense, or is required to make any payment to a third party, or is subject to any claim or Proceeding, in connection with such Guarantees on or after the Closing, the Purchased Entity shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all documented out-of-pocket Liabilities or amounts actually paid, including documented out-of-pocket costs or expenses actually paid in connection with such Guarantees, including Seller’s and any of its Affiliates’ reasonable and documented out-of-pocket costs or expenses paid in maintaining such Guarantees, whether or not any such Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than ten (10) Business Days after receipt of documentation with reasonable detail evidencing such costs and expenses and a written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that any Guarantee is called upon and Seller or any of its Affiliates makes any such payment or incurs any such Liability in respect of any such Guarantee. Without limiting the foregoing, (A) neither Seller nor its Affiliates shall amend or modify any

Guarantee, or permit any Guarantee to expire or lapse, during the Guarantee Period without the prior written consent of the Purchased Entity (and, in the case of an amendment or modification of such Guarantee on terms that are not less favorable to the Purchased Entity or its applicable Subsidiaries than those in effect prior to any such amendment or modification, such consent not to be unreasonably withheld, conditioned or delayed); (B) if any Contract containing or underlying a Guarantee is extended or renewed during the Guarantee Period, then the obligation of Seller to maintain or to cause its Affiliates to maintain such Guarantee will continue and remain in place solely for the remainder of the Guarantee Period, and solely on terms that are not materially less favorable to Seller or its applicable Affiliates than those in effect prior to any such extension or renewal; and (C) neither the Purchased Entity nor any of its Subsidiaries shall agree to any extension or renewal of any Contract containing or underlying a Guarantee that would result in (1) such Guarantee remaining in place past the expiration of the Guarantee Period, unless the Purchased Entity or its Subsidiaries have agreed to replace such Guarantee and assume all obligations underlying such Guarantee, in each case from and after the end of the Guarantee Period, or (2) an amendment or modification to such Guarantee in a manner materially adverse to the Seller or its Affiliates.”

(w) The Purchase Agreement is hereby amended by adding the following as a new Section 5.21 of the Purchase Agreement:

(i) “Skipify. As promptly as reasonably practicable following the Closing, Seller shall, and shall cause its Affiliates to, use reasonable best efforts to transfer and assign all of the Seller’s and its Affiliates’ rights, title and interest in and to the equity interests of Skipify, Inc., a Delaware corporation (the “Skipify”), and, subject to the terms of Section 5.15 of this Agreement, any Contracts between Seller and its Affiliates, on the one hand, and Skipify and its Affiliates, on the other hand, in each case, to Worldpay, LLC for no consideration and in form and substance reasonably satisfactory to the Purchased Entity and consistent with the terms and conditions of this Agreement.”

(x) Section 6.7 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(i) “Deferred Compensation Plans. Any assets or Liabilities in respect of the Fidelity National Information Services, Inc. Deferred Compensation Plan (as in effect from time to time, the “Seller Deferred Compensation Plan”) shall be Excluded Assets and Retained Liabilities, respectively. The transfer of Business Employees from Seller and its Affiliates to the Purchased Entity or a Subsidiary of the Purchased Entity in connection with the transactions contemplated by this Agreement, including for the avoidance of doubt, the transfer of any TUD Employee pursuant to Section 6.1(b), the transfer of any Offer Employee pursuant to Section 6.1(c), and the transfer of any Delayed Transfer Employee pursuant to Section 6.1(d), shall not be considered a “separation from service” for purposes of Section 409A of the Code. For the avoidance of doubt, such Retained Liabilities shall not be considered Funded Debt. Business Employees shall not be permitted to make deferral elections under the Seller Deferred Compensation Plan with respect to periods commencing on or after January 1, 2024. The Purchased Entity shall timely provide to Seller all information reasonably necessary, and generally reasonably cooperate with Seller, to administer the Seller Deferred Compensation Plan for purposes of tracking the terminations of service of Business Employees who have account balances pursuant to such plan.”

(y) Section 11.12 of the Purchase Agreement is hereby amended by adding the following sentence to the end of Section 11.12: “For the avoidance of doubt, no original issue discount, including any amounts that constitute the difference between the Loan Amount and the Loan Proceeds Amount, shall be deemed to be Purchased Entity-Paid Transaction Expenses for purposes of determining the Estimated Purchased Entity-Paid Transaction Expenses or the permitted amount of or limitation on the size of the Balance Sheet Cash Amounts, and in no event will Seller or any of its Affiliates be required to make any Cash Balance Sheet Contributions in respect of such amounts.”

(z) The Seller Disclosure Schedules are hereby amended as set forth on Annex B hereto (it being understood that the Seller Disclosure Schedules as so amended shall be deemed to have been delivered as of the date of the Purchase Agreement).

Section 3. Limited Amendment. Each of the Parties hereby acknowledges and agrees that this Amendment constitutes an instrument in writing signed on behalf of each of the Parties under Section 11.4 of the Purchase Agreement. Except as specifically amended hereby, the Purchase Agreement shall continue in full force and effect in accordance with the terms thereof as in existence on the date hereof. From and after the date hereof, all references to the Purchase Agreement, and each reference in the Purchase Agreement to “this Agreement”, “hereof”, “herein”, “hereby”, “hereto”, “herewith”, “hereunder” and derivative or similar words, shall refer to the Purchase Agreement as amended hereby. Each reference in the Purchase Agreement, as amended hereby, to “the date of this Agreement”, “the date hereof” or any similar reference shall continue to refer to July 5, 2023.

Section 4. Miscellaneous. The provisions of Article XI of the Purchase Agreement shall apply to this Amendment, mutatis mutandis, and are incorporated by reference as if fully set forth herein.

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IN WITNESS WHEREOF, Seller, the Purchased Entity, Purchaser, Bank Debt Merger Sub and Bond Debt Merger Sub have duly executed this Amendment as of the date first written above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Stephanie Ferris
Name:	Stephanie Ferris
Title:	Chief Executive Officer & President

NEW BOOST HOLDCO, LLC

By:	/s/ Chip Keller
Name:	Chip Keller
Title:	Chief Executive Officer, Treasurer & Corporate Secretary

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Seller, the Purchased Entity, Purchaser, Bank Debt Merger Sub and Bond Debt Merger Sub have duly executed this Amendment as of the date first written above.

GTCR W AGGREGATOR LP

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Title:	President and Secretary

GTCR W MERGER SUB LLC

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Title:	President and Secretary

GTCR W-2 MERGER SUB LLC

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Title:	President and Secretary

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]